PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 12 to Registration Statement No. 333-34392 Dated June 20, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES E
Euro Fixed Rate Senior Bearer Notes Due 2001

We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2001) prior to the maturity date other than under the circumstances described under "Description of Notes-Tax Redemption" in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of this type of note in the section called "Description of Notes-Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$140,000,000	Interest Rate:	6.98% per annum; provided that $193.89 per $1,000,000 principal amount of notes shall be payable for the period from and including June 27, 2000 to but excluding June 28, 2000
Maturity Date:	March 28, 2001, provided that if such date is not a business day, the maturity date will be the next succeeding day that is a business day, except that, if that business day would fall in the next calendar month, the maturity date will be the immediately preceding business day.	Maximum Interest Rate: Minimum Interest Rate:	N/A N/A
Settlement Date (Original Issue Date): Interest Accrual Date:	June 27, 2000 June 27, 2000	Interest Payment Dates:	June 28, 2000 and the Maturity Date; provided that if any such date is not a business day, the interest payment will be made on the next succeeding day that is a business day, except that, if that business day would fall in the next calendar month, the interest payment will be made on the immediately preceding business day.
Issue Price:	100.00%	Denominations:	$1,000,000
Specified Currency:	USD	Business Day:	New York and London
Redemption Percentage at Maturity:	100%	Common Code:	011343660
Initial Redemption Percentage:	N/A	ISIN:	XS0113436603
Annual Redemption Percentage Reduction:	N/A	Other Provisions:	N/A
Optional Repayment Dates:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER